Final Term Sheet Dated July 7, 2026

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433

relating to the
Preliminary Prospectus Supplement

dated July 7, 2026 and

Prospectus dated February 6, 2026

Registration Statement No. 333-293246

Amazon.com, Inc.

Floating Rate Notes due 2029

4.600% Notes due 2029

4.800% Notes due 2031

5.100% Notes due 2033

5.300% Notes due 2036

6.000% Notes due 2046

6.100% Notes due 2056

6.250% Notes due 2066

Pricing Term Sheet

Issuer:	Amazon.com, Inc. (the “Issuer”)
Security Type:	SEC registered
Ratings*:	A1 by Moody’s Investor Service, Inc. AA by Standard & Poor’s Ratings Services AA- by Fitch Ratings Inc.
Trade Date:	July 7, 2026
Settlement Date (T+2)**:	July 9, 2026
Joint Book-Running Managers:

Barclays Capital Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

BNP Paribas Securities Corp.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

Co-Managers:

Bank of China (Europe) S.A.***

BBVA Securities Inc.

NatWest Markets Securities Inc.

Santander US Capital Markets LLC

Standard Chartered Bank***

U.S. Bancorp Investments, Inc.

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

Mizuho Securities USA LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

Drexel Hamilton, LLC

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

CastleOak Securities, L.P.

Independence Point Securities LLC

Floating Rate Notes

Title:	Floating Rate Notes due 2029 (the “Floating Rate Notes”)
Size:	$750,000,000
Maturity Date:	July 9, 2029
Coupon (Interest Rate):

Compounded SOFR (as defined under “Description of the Notes—Information About the SOFR and the SOFR Index” in the prospectus supplement to which this pricing term sheet relates), reset quarterly, on each floating rate interest payment date plus 0.58% per annum.

Interest Payment Dates:	Quarterly in arrears on January 9, April 9, July 9, and October 9 of each year, beginning on October 9, 2026
Price to Public:	100.000% of the principal amount, plus accrued interest, if any
Floating Rate Interest Determination Date:

The date two U.S. Government Securities Business Days (as defined under “Description of the Notes—Information About the SOFR and the SOFR Index” in the prospectus supplement to which this pricing term sheet relates) preceding each floating rate interest payment date (or in the final floating rate interest period, preceding the maturity date of the Floating Rate Notes)

Floating Rate Interest Period:

(i) The period from and including any floating rate interest payment date (or, with respect to the initial floating rate interest period only, from and including July 9, 2026) to, but not including, the next succeeding floating rate interest payment date, or (ii) in the case of the last such period, from and including the floating rate interest payment date immediately preceding the maturity date of the Floating Rate Notes to, but not including, such maturity date

Observation Period:

In respect of each floating rate interest period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such floating rate interest period to, but not including, the date two U.S. Government Securities Business Days preceding the floating rate interest payment date for such floating rate interest period (or in the final floating rate interest period, preceding the maturity date of the Floating Rate Notes)

CUSIP / ISIN:	023135EA0 / US023135EA04
Calculation Agent:	Computershare Trust Company, National Association

Fixed Rate Notes

Title:

4.600% Notes due 2029 (the “2029 Notes”)

4.800% Notes due 2031 (the “2031 Notes”)

5.100% Notes due 2033 (the “2033 Notes”)

5.300% Notes due 2036 (the “2036 Notes”)

6.000% Notes due 2046 (the “2046 Notes”)

6.100% Notes due 2056 (the “2056 Notes”)

6.250% Notes due 2066 (the “2066 Notes”)

Size:	2029 Notes: $3,500,000,000 2031 Notes: $4,250,000,000 2033 Notes: $3,000,000,000 2036 Notes: $4,500,000,000 2046 Notes: $2,750,000,000 2056 Notes: $4,000,000,000 2066 Notes: $2,250,000,000
Maturity Date:	2029 Notes: July 9, 2029 2031 Notes: July 9, 2031 2033 Notes: July 9, 2033 2036 Notes: July 9, 2036 2046 Notes: July 9, 2046 2056 Notes: July 9, 2056 2066 Notes: July 9, 2066
Coupon (Interest Rate):

2029 Notes: 4.600% per annum, accruing from July 9, 2026

2031 Notes: 4.800% per annum, accruing from July 9, 2026

2033 Notes: 5.100% per annum, accruing from July 9, 2026

2036 Notes: 5.300% per annum, accruing from July 9, 2026

2046 Notes: 6.000% per annum, accruing from July 9, 2026

2056 Notes: 6.100% per annum, accruing from July 9, 2026

2066 Notes: 6.250% per annum, accruing from July 9, 2026

Yield to Maturity:	2029 Notes: 4.610% 2031 Notes: 4.829% 2033 Notes: 5.103% 2036 Notes: 5.341% 2046 Notes: 6.046% 2056 Notes: 6.147% 2066 Notes: 6.297%
Spread to Benchmark Treasury:	2029 Notes: T + 40 bps 2031 Notes: T + 55 bps 2033 Notes: T + 70 bps 2036 Notes: T + 80 bps 2046 Notes: T + 100 bps 2056 Notes: T + 110 bps 2066 Notes: T + 125 bps
Benchmark Treasury:

2029 Notes: 4.125% due June 15, 2029

2031 Notes: 4.125% due June 30, 2031

2033 Notes: 4.250% due June 30, 2033

2036 Notes: 4.375% due May 15, 2036

2046 Notes: 5.000% due May 15, 2046

2056 Notes: 4.750% due February 15, 2056

2066 Notes: 4.750% due February 15, 2056

Benchmark Treasury Yield:	2029 Notes: 4.210% 2031 Notes: 4.279% 2033 Notes: 4.403% 2036 Notes: 4.541% 2046 Notes: 5.046% 2056 Notes: 5.047% 2066 Notes: 5.047%
Interest Payment Dates:	Semi-annually in arrears on January 9 and July 9 of each year, beginning on January 9, 2027
Optional Redemption:

Each series of fixed rate notes may be redeemed in whole at any time or in part from time to time prior to the applicable Par Call Date (as set forth below), at the Issuer’s option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement to which this pricing term sheet relates) plus 10 basis points in the case of the 2029 Notes, plus 10 basis points in the case of the 2031 Notes, plus 15 basis points in the case of the 2033 Notes, plus 15 basis points in the case of the 2036 Notes, plus 15 basis points in the case of the 2046 Notes, plus 20 basis points in the case of the 2056 Notes, and plus 20 basis points in the case of the 2066 Notes less (b) interest accrued and unpaid thereon to, but not including, the redemption date, and

(2) 100% of the principal amount of the notes of the applicable series to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem each series of fixed rate notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Par Call Date:

2029 Notes: June 9, 2029 (one month prior to the maturity date of the 2029 Notes)

2031 Notes: June 9, 2031 (one month prior to the maturity date of the 2031 Notes)

2033 Notes: May 9, 2033 (two months prior to the maturity date of the 2033 Notes)

2036 Notes: April 9, 2036 (three months prior to the maturity date of the 2036 Notes)

2046 Notes: January 9, 2046 (six months prior to the maturity date of the 2046 Notes)

2056 Notes: January 9, 2056 (six months prior to the maturity date of the 2056 Notes)

2066 Notes: January 9, 2066 (six months prior to the maturity date of the 2066 Notes)

Price to Public:

2029 Notes: 99.972% of the principal amount, plus accrued interest, if any

2031 Notes: 99.873% of the principal amount, plus accrued interest, if any

2033 Notes: 99.983% of the principal amount, plus accrued interest, if any

2036 Notes: 99.686% of the principal amount, plus accrued interest, if any

2046 Notes: 99.470% of the principal amount, plus accrued interest, if any

2056 Notes: 99.360% of the principal amount, plus accrued interest, if any

2066 Notes: 99.316% of the principal amount, plus accrued interest, if any

CUSIP / ISIN:

2029 Notes: 023135EB8 / US023135EB86

2031 Notes: 023135EC6 / US023135EC69

2033 Notes: 023135ED4 / US023135ED43

2036 Notes: 023135EE2 / US023135EE26

2046 Notes: 023135EF9 / US023135EF90

2056 Notes: 023135EG7 / US023135EG73

2066 Notes: 023135EH5 / US023135EH56

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

** Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the business date before delivery will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

*** Standard Chartered Bank and Bank of China (Europe) S.A. will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by contacting Barclays Capital Inc. toll-free at 1-888-603-5847; Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; J.P. Morgan Securities LLC collect at 1-212-834-4533; or Morgan Stanley & Co. LLC toll-free at 1-800-718-1649.